     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-3
                           -------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                            THE B.F.GOODRICH COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                NEW YORK                        4020 KINROSS LAKES PARKWAY                       34-0252680
    (STATE OR OTHER JURISDICTION OF             RICHFIELD, OHIO 44286-9368                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                   (330) 659-7600                       IDENTIFICATION NUMBER)

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                               NICHOLAS J. CALISE
                                   SECRETARY
                            THE B.F.GOODRICH COMPANY
                           4020 KINROSS LAKES PARKWAY
                           RICHFIELD, OHIO 44286-9368
                                 (330) 659-7600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------
                                   COPIES TO:

                             DYNDA A. THOMAS, ESQ.
                        SQUIRE, SANDERS & DEMPSEY L.L.P.
                                 4900 KEY TOWER
                               127 PUBLIC SQUARE
                           CLEVELAND, OHIO 44114-1304
                                 (216) 479-8500
                           -------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED                PROPOSED
                                           AMOUNT                 MAXIMUM                 MAXIMUM
         TITLE OF SHARES                   TO BE              AGGREGATE PRICE            AGGREGATE               AMOUNT OF
        TO BE REGISTERED                 REGISTERED             PER UNIT(1)            OFFERING PRICE         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $5 par value.......   2,865,744 shares(2)           $34.375               $98,509,950               $27,385
---------------------------------------------------------------------------------------------------------------------------------
Guarantee of obligations relating
  to the 5 1/4% convertible
  preferred securities, Term
  Income Deferrable Equity
  Securities (TIDES)(SM)
  (liquidation amount $50 per
  convertible preferred
  security)......................           (3)                                                                      *
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

 * Not applicable.

(1) Estimated solely for the purpose of determining the registration fee. As provided by Rule 457(c) under the Securities Act of 1933, the above calculation is based on the average of the high and low sale prices reported on the New York Stock Exchange on March 23, 1999, which was $34.375.

(2) We cannot determine the exact number of shares of BFGoodrich common stock we may need to issue when the holders of the convertible preferred securities convert those securities because that number could change because of the anti-dilution provisions that relate to the conversion ratio. However, for purposes of computing the registration fee, we have used the number of shares of BFGoodrich common stock we would issue if the holders of the convertible preferred securities converted their securities when this registration statement goes effective.

(3) The registrant has not and will not receive consideration for the guarantee.
                           -------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADDITIONAL INFORMATION

     This registration statement incorporates important business and financial information about BFGoodrich that is not included in or delivered with this document. This information is available without charge to shareholders upon written or oral request. Shareholders may obtain information about BFGoodrich by request to the following address or telephone number:

                         Nicholas J. Calise, Secretary
                            The B.F.Goodrich Company
                           4020 Kinross Lakes Parkway
                           Richfield, Ohio 44286-9368
                                 (330) 659-7600

     See "Where You Can Find More Information" on page 15.

                             SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS, DATED MARCH 24, 1999

                            THE B.F.GOODRICH COMPANY

                    COMMON STOCK TO BE ISSUED ON CONVERSION
                     OF CONVERTIBLE PREFERRED SECURITIES OF
                              COLTEC CAPITAL TRUST

                            GUARANTEE OF OBLIGATIONS
              RELATING TO 5 1/4% CONVERTIBLE PREFERRED SECURITIES
             TERM INCOME DEFERRABLE EQUITY SECURITIES (TIDES)(SM)*
                            OF COLTEC CAPITAL TRUST

     This prospectus relates to shares of BFGoodrich common stock that we will issue from time to time to you, as holders of convertible preferred securities that Coltec Capital Trust issued on April 8, 1998, if you convert your convertible preferred securities. The proper name for those convertible preferred securities is 5 1/4% Convertible Preferred Securities, Term Income Deferrable Equity Securities (TIDES)(SM). They have a liquidation amount of $50 per convertible preferred security. Coltec Capital Trust is a wholly owned subsidiary of Coltec Industries Inc. As a holder of convertible preferred securities, your securities are currently convertible into shares of common stock of Coltec Industries. After we complete our merger with Coltec Industries, Coltec Industries will be our wholly owned subsidiary, and your convertible preferred securities will be convertible into BFGoodrich common stock. We have described our merger with Coltec Industries beginning on page 5 of this prospectus.

     This prospectus also relates to our guarantee of the obligations of Coltec Capital Trust and Coltec Industries relating to your convertible preferred securities. As we describe in more detail beginning on page 7 of this prospectus, after we complete our merger with Coltec Industries, we will fully and unconditionally agree to pay, to the extent not paid by Coltec Capital
Trust:

     - distributions on your convertible preferred securities to the extent that Coltec Capital Trust has funds available;

     - the amount payable upon the redemption of your convertible preferred securities to the extent that Coltec Capital Trust has funds available; and

     - amounts due upon a termination, dissolution or liquidation of Coltec Capital Trust to the extent that Coltec Capital Trust has funds available.

In addition, we will agree to pay or perform Coltec Industries' obligations under:

     - Coltec's Industries' existing guarantee relating to your convertible preferred securities to the extent not paid or performed by Coltec Industries; and

     - the indenture governing Coltec Industries' convertible junior subordinated debentures to the extent not paid or performed by Coltec Industries.

Our obligations under our guarantee will be subordinated to our senior debt that is currently outstanding or that we may incur in the future.

     On May 19, 1998, Coltec Industries and Coltec Capital Trust filed a registration statement on Form S-3 to register resales of your convertible preferred securities and the related Coltec Industries guarantee. Coltec Industries has also filed prospectus supplements to provide information about selling holders of the convertible preferred securities.
---------------

* The terms Term Income Deferrable Equity Securities (TIDES)(SM) and TIDES(SM) are registered servicemarks of Credit Suisse First Boston Corporation.

     You may, from time to time, decide to sell your convertible preferred securities. If you sell your convertible preferred securities, you will also sell your rights under the related guarantees by Coltec Industries and BFGoodrich as well as the right to convert your convertible preferred securities into shares of common stock of BFGoodrich. Therefore, to sell your convertible preferred securities, you will need to use:

     - a current prospectus supplement and prospectus relating to your convertible preferred securities; and

     - this prospectus, which relates to our guarantee and the BFGoodrich common stock into which you may convert your convertible preferred securities.

If you transfer your convertible preferred securities without using these documents, the purchaser must use a current prospectus supplement and prospectus of Coltec Industries and Coltec Capital Trust and this prospectus and a current prospectus supplement of BFGoodrich to sell their convertible preferred securities.

     After the merger, you will have the right to convert each convertible preferred security you own into 0.955248 of a share of BFGoodrich common stock. However, that conversion ratio could change. We have described the possible adjustment to the conversion ratio in "Impact of the Merger on Your Convertible Preferred Securities -- Conversion of Your Convertible Preferred Securities Into Our Common Stock" beginning on page 6 of this prospectus.

     You can choose to convert your convertible preferred securities into shares of BFGoodrich common stock at any time after we complete our merger with Coltec Industries. We are offering the shares of BFGoodrich common stock from time to time as permitted by Rule 415 under the Securities Act of 1933 while the registration statement relating to this prospectus is effective.

     You will receive all of the proceeds from the sale of your convertible preferred securities, and you will pay all underwriting discounts and selling commissions, if any, that relate to your sale of your convertible preferred securities. Coltec Industries will pay all other expenses that relate to the offer and sale of your convertible preferred securities.

     BFGoodrich common stock is traded on the New York Stock Exchange under the symbol "GR." On March 23, 1999, the closing price of BFGoodrich common stock, as reported on the New York Stock Exchange, was $33.8125 per share.

     INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES RISKS SUCH AS THOSE DESCRIBED UNDER "RISK FACTORS" BEGINNING ON PAGE 1 OF THIS PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANYONE WHO MAKES ANY REPRESENTATION TO THE CONTRARY COMMITS A CRIMINAL OFFENSE.

                 The date of this prospectus is April   , 1999.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                  RISK FACTORS

     Investing in shares of BFGoodrich common stock involves risks. Because you could lose the entire value of your investment, you should carefully consider the following risks before deciding to convert your convertible preferred securities of Coltec Capital Trust into BFGoodrich common stock.

WE MAY NOT BE ABLE TO ACHIEVE THE EXPECTED INTEGRATION AND COST SAVINGS FROM THE MERGER AND THAT FAILURE COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     We expect to achieve cost savings from our merger with Coltec Industries. By the year 2001, we believe the cost savings could be $60 million per year. Difficulties may arise, however, in the integration of the business and operation of the combined entity. As a result, we may not be able to achieve the cost savings and synergies that we expect will result from the merger. Achieving cost savings is dependent on consolidating our corporate and aerospace staffs with Coltec Industries' corporate staff in Charlotte, North Carolina and achieving other synergies in combining our two organizations. Additional operational savings are dependent upon the integration of our aerospace business and Coltec Industries' aerospace business and the elimination of duplicate facilities and excess capacity. Actual savings in 1999 may be materially less than expected if the merger is delayed beyond April 30, 1999, if the reorganization of both companies' staffs is delayed beyond what we anticipate or if the reductions in personnel are less than we currently envision. We expect material cost savings from the reduction in personnel.

WE MAY HAVE LIABILITIES RELATED TO ASBESTOS LITIGATION WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The historical business operations of Coltec Industries have resulted in a substantial volume of asbestos litigation. Plaintiffs in these matters have alleged personal injury or death as a result of exposure to asbestos contained in some products that were manufactured or distributed by two of Coltec Industries' subsidiaries. We believe that the funding agreements with our insurance carriers will provide resources sufficient to meet the vast majority of the currently anticipated costs and expenses associated with known and pending litigation. It is difficult to predict the number of asbestos lawsuits that Coltec Industries' subsidiaries will be parties to in the future. These future claims and insurance and other related costs may result in future liabilities that are significant and may be material. For additional information regarding Coltec Industries' involvement in asbestos litigation, you should read Coltec Industries' December 31, 1998 financial statements which are incorporated by reference into this prospectus.

WE MAY HAVE LIABILITIES RELATED TO ENVIRONMENTAL LAWS AND REGULATIONS WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     We and Coltec Industries are generators of both hazardous and non-hazardous wastes. The treatment, storage, transportation and disposal of these hazardous and non-hazardous wastes are governed by various environmental laws and regulations. We have been notified that we and Coltec Industries have been designated as potentially responsible parties by the U.S. Environmental Protection Agency for the costs of investigating and, in some cases, remediating contamination by hazardous materials at several sites, most of which related to businesses previously discontinued. Liability for these costs may be imposed on present and former owners or operators of the properties or on parties who generated the wastes that contributed to the contamination. For additional information regarding potential environmental liability for both us and Coltec Industries, you should read BFGoodrich's December 31, 1998 financial statements and Coltec Industries' December 31, 1998 financial statements which are incorporated by reference into this prospectus.

OUR MARKET SEGMENTS HAD WEAK STOCK MARKET PERFORMANCE IN 1998.

     In 1998, we operated in two business segments -- aerospace and performance materials. During 1998, total return to shareholders in these segments was less than broad based stock market indices. For example, the Standard & Poor's 500 index had a total return to shareholders in 1998 of 28.58% while the Standard & Poor's aerospace/defense index had a return of negative 23.34% and the Standard & Poor's specialty chemical index had a return of negative 14.84%. We had a return of negative 11.06% during 1998. Total return to shareholders consists of change in stock price and assumes dividends are reinvested in additional shares of stock of the company paying the dividend.

THE MARKET PRICE OF BFGOODRICH COMMON STOCK IS VOLATILE AND THE VALUE OF BFGOODRICH COMMON STOCK COULD DECREASE.

     The market price of BFGoodrich common stock has fluctuated widely over the past twelve months and may continue to do so. Many factors could cause the market price of our common stock to rise and fall. Some of these factors are:

     - variations in our quarterly operating results;

     - announcements of technological innovations;

     - introduction of new products or new pricing policies by us or our competitors;

     - trends in the aerospace industry;

     - acquisitions or strategic alliances by us or others in the aerospace industry;

     - the hiring or departure of key personnel;

     - changes in accounting principles;

     - changes in estimates of our performance or recommendations by financial analysts; and

     - market conditions in the industry and economy as a whole.

     In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of many aerospace companies. These broad market fluctuations could adversely affect the market price of BFGoodrich common stock. If the market price of BFGoodrich's common stock decreases, the value of the BFGoodrich common stock you convert into would decrease and the value of your convertible preferred securities may decrease.

THE CYCLICAL NATURE OF OUR BUSINESS COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The business sectors to which we sell our product are, to varying degrees, cyclical and have historically experienced periodic downturns. These downturns have often had a negative effect on demand for our products resulting in lower net sales, gross margin and net income. Any future material weakness in demand in any of these business sectors could have a material adverse effect on our earnings and financial condition. In addition, some of our competitors have greater financial resources than we do and may be better able to withstand the effects of those periodic downturns.

THE DOWNTURN IN ASIA COULD CONTINUE TO ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The current economic downturn in some Asian countries has adversely affected and could continue to adversely affect the worldwide aerospace industry. According to industry analysts, as a result of the recession in Japan, as well as currency fluctuations and other problems in other Asian countries, Asian airlines have slowed purchases of new aircraft. The reduction in demand for new aircraft has led and could continue to lead aircraft manufacturers to build fewer aircraft than they might otherwise have built. As a result, we have experienced and could continue to experience delays or cancellations of orders for our products for aircraft. Those delays or cancellations could seriously harm our earnings and financial condition.

OUR DEPENDENCE UPON CURRENT CONDITIONS IN THE AIRLINE INDUSTRY COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION.

     The airline industry is undergoing a process of consolidation and significantly increased competition. This consolidation could result in a reduction of future aircraft orders as overlapping routes are eliminated and airlines seek greater economies through higher aircraft utilization. Increased airline competition may also result in airlines seeking to reduce costs by promoting greater price competition from aerospace suppliers, which could adversely affect our earnings and financial condition.

THE FINANCIAL RESULTS OF THE PERFORMANCE MATERIALS SEGMENT COULD BE ADVERSELY AFFECTED IF GROWTH IN DEMAND FOR PERFORMANCE MATERIALS DOES NOT OCCUR OR COST REDUCTIONS ARE NOT ACHIEVED AS WE EXPECT.

     Our financial results could be adversely affected if the expected growth in volume demand for performance materials does not occur as we expect. Recent turmoil in the financial markets in the Far East and Latin America could adversely impact sales increases in those regions. Our financial results could also be adversely affected if we do not achieve cost reduction benefits as we integrate recent acquisitions and continue the realignment activities of BFGoodrich and Coltec Industries.

COMPUTER SYSTEM FAILURES OR MISCALCULATIONS RESULTING FROM AN INABILITY TO INTERPRET DATES BEYOND 1999 COULD MATERIALLY AND ADVERSELY AFFECT OUR OPERATIONS.

     Any computer equipment that uses two digits instead of four to specify the year will be unable to interpret dates beyond the year 1999. This "year 2000" issue could result in system failures or miscalculations causing disruptions of operations. The three major areas that could be affected critically are financial and operating systems, manufacturing systems and equipment, and third-party relationships with suppliers and customers. We have developed plans to address this exposure.

     The three critical areas affected and our accomplishments to date are shown below:

                AREA                             ACCOMPLISHED TO DATE
                ----                             --------------------
Financial and operating systems          - Systems assessed
                                         - Detailed plans have been or
                                           continue to be developed
                                         - Conversion commenced
Manufacturing systems and equipment      - Systems assessed
                                         - Detailed plans have been or
                                           continue to be developed
                                         - Conversion commenced
Third-party relationship with            - Communicating with critical
  suppliers and customers                  suppliers and customers to
                                           ascertain whether they are
                                           addressing potential year 2000
                                           issues

     Although we cannot give you any assurance, we believe that our internal systems will be year 2000 compliant. The failure of major suppliers and customers to achieve year 2000 compliance could materially and adversely affect our results of operations.

OUR OBLIGATIONS UNDER THE GUARANTEE WILL BE SUBORDINATE TO ALL OUR SENIOR DEBT.

     Our obligations under the guarantee will be general unsecured obligations which will be subordinated to our senior debt that is currently outstanding or that we may incur in the future. Neither the terms of Coltec Industries' convertible junior subordinated debentures, Coltec Industries' existing guarantee, nor our guarantee will limit the amount of senior debt we may incur.

YOU MAY HAVE TO PAY TAXES WHEN YOU CONVERT YOUR CONVERTIBLE PREFERRED SECURITIES INTO BFGOODRICH COMMON STOCK.

     If you convert your convertible preferred securities for shares of BFGoodrich common stock, you may be required to pay tax on any gain you have under the laws of the U.S. We strongly urge you to consult with your tax advisor with respect to the tax consequences of the conversion of your convertible preferred securities for shares of BFGoodrich's common stock. See "U.S. Income Tax Considerations" on page 12 of this prospectus. Your tax consequences can vary depending on:

     - where you are a resident for tax purposes; and

     - how long you have held your convertible preferred securities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This document, and the documents that have been incorporated by reference, includes statements that reflect projections or expectations of future financial condition, results of operations and business of each of BFGoodrich and Coltec Industries that are subject to risk and uncertainty. We believe those statements to be "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

     We cannot guarantee that actual results or events will not differ materially from those projected, estimated, assigned or anticipated in any of the forward-looking statements contained in this prospectus or in the documents incorporated by reference. In addition to those factors specifically noted in the forward-looking statements, other important factors that could result in those differences include:

     - general economic conditions in the applicable markets, including inflation, recession, interest rates and other economic factors;

     - casualty to or other disruption of our facilities and operations; and

     - other factors that generally affect the business of aerospace and other industrial companies.

     We caution our shareholders not to place undue reliance on these statements, which speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document.

     Whenever you read or hear any subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf, you should keep in mind the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                  MERGER OF COLTEC INDUSTRIES WITH BFGOODRICH

     On November 22, 1998, we and Coltec Industries agreed to merge Coltec Industries with Runway Acquisition Corporation, our wholly owned subsidiary. When we complete the merger, Coltec Industries will be a direct wholly owned subsidiary of BFGoodrich, and Coltec Capital Trust will be an indirect wholly owned subsidiary of BFGoodrich. We expect that the merger will be accounted for as a pooling of interests, which means that we will treat BFGoodrich and Coltec Industries as if they had always been one company for accounting and financial reporting purposes.

ABOUT BFGOODRICH

     We manufacture and supply a wide variety of systems and component parts for the aerospace industry and provide maintenance, repair and overhaul services on commercial, regional, business and general aviation aircraft. We also manufacture specialty plastics and specialty additives products for a variety of end-user applications. In 1998, we had sales of $4.0 billion. We are organized into two principal business segments: aerospace and performance materials. We maintain patent and technical assistance agreements, licenses and trademarks on our products, process technologies and expertise in most of the countries in which we operate. In 1998, we conducted our business through numerous divisions and 98 wholly- and majority-owned subsidiaries worldwide.

     Our principal executive offices are located at 4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9368. Our telephone number is (330) 659-7600.

ABOUT COLTEC INDUSTRIES

     Coltec Industries manufactures and sells a diversified range of highly engineered aerospace and industrial products, primarily in the U.S., Canada and Europe. In 1998, Coltec Industries had sales of $1.5 billion. Coltec Industries conducts its operations through its two principal segments: aerospace and industrial. Through its aerospace segment, Coltec Industries manufactures landing gear systems, engine fuel controls, flight attendant and cockpit seats, turbine blades, fuel injectors, nozzles and related components for commercial and military aircraft. Through its industrial segment, Coltec Industries manufactures industrial seals, gaskets, packing products, self-lubricating bearings and oil seals and hubodometers for trucks and trailers and produces technologically advanced spray nozzles for agricultural, home heating and industrial applications. Coltec Industries also produces high-horsepower diesel engines for naval ships and diesel, gas and dual-fuel engines for electric power plants and produces air compressors and tooling for industrial applications.

                     YOUR CONVERTIBLE PREFERRED SECURITIES

     The following description of your convertible preferred securities is a summary and should not be viewed as a substitute for the prospectus relating to those securities that Coltec Capital Trust issued. Coltec Capital Trust and Coltec Industries filed the registration statement that included that prospectus with the Securities and Exchange Commission. We are incorporating by reference that registration statement and its exhibits for purposes of this prospectus and for purposes of the registration statement to which this prospectus relates.

     Your convertible preferred securities represent preferred ownership interests in the assets of Coltec Capital Trust, a statutory business trust formed under the laws of the State of Delaware. Coltec Industries owns all of the common securities of Coltec Capital Trust. Coltec Capital Trust exists only for purposes of issuing common and convertible preferred securities, and using the proceeds from those issuances to purchase from Coltec Industries its 5 1/4% convertible subordinated deferrable interest debentures due 2028. As a holder of convertible preferred securities, you are entitled to receive quarterly cash distributions from Coltec Capital Trust at an annual rate of 5 1/4% of the liquidation preference of $50 per convertible preferred security. Those distributions accrue from April 14, 1998 and are payable on January 15, April 15, July 15 and October 15 of each year until they are paid in full. Coltec Capital Trust can elect to defer those quarterly distributions but must continue to accumulate them and accrue interest on those cumulated distributions.

     When Coltec Capital Trust issued your convertible preferred securities, Coltec Industries agreed fully and unconditionally to pay, to the extent not paid by Coltec Capital Trust:

          - distributions on your convertible preferred securities to the extent that Coltec Capital Trust has funds available;

          - the amounts payable upon redemption of your convertible preferred securities to the extent that Coltec Capital Trust has funds available; and

          - amounts due upon a termination, dissolution or liquidation of Coltec Capital Trust to the extent that Coltec Capital Trust has funds available.

     Coltec Industries' obligations under the guarantee are unsecured and subordinate to all senior debt of Coltec Industries that is currently outstanding or that Coltec Industries may incur in the future. The terms of Coltec Industries' guarantee are more fully described in the registration statement on Form S-3 that Coltec Capital Trust and Coltec Industries filed with the Securities and Exchange Commission.

                          IMPACT OF THE MERGER ON YOUR
                        CONVERTIBLE PREFERRED SECURITIES

CONVERSION OF YOUR CONVERTIBLE PREFERRED SECURITIES INTO BFGOODRICH COMMON STOCK

     The registration statement on Form S-3 that Coltec Capital Trust and Coltec Industries filed with the Securities and Exchange Commission describes the terms of your convertible preferred securities and the related Coltec Industries guarantee. It also describes the conditions under which you may convert your convertible preferred securities into common stock. The terms and conditions of your convertible preferred securities are unchanged except as described in this prospectus. You should refer to the prospectus relating to your convertible preferred securities for information on the terms and conditions that govern the conversion of your convertible preferred securities. We are incorporating by reference the registration statement that included that prospectus and its exhibits for purposes of this prospectus and for purposes of the registration statement to which this prospectus relates.

     Section 13.04 of the indenture relating to your convertible preferred securities provides that if Coltec Industries merges with any other person and Coltec Industries' common stock is converted into the right to receive other securities, then you will have the right to convert your convertible preferred securities into the same number of securities that you would have received had you converted your convertible preferred securities immediately before that transaction.

     In our merger with Coltec Industries, each outstanding share of Coltec Industries common stock will be converted into 0.56 of a share of BFGoodrich common stock. After the merger, you will have the right to convert each convertible preferred security you own into 0.955248 of a share of BFGoodrich common stock. We determined this conversion ratio by multiplying 1.7058 by 0.56. The number 1.7058 is the number of shares of Coltec Industries common stock into which each convertible preferred security is currently convertible under the indenture relating to your convertible preferred securities. However, if we take any action that reduces the value of your convertible preferred securities relative to our other equity securities, then that conversion ratio will be adjusted according to the terms of the indenture relating to your convertible preferred securities.

BFGOODRICH GUARANTEE

     When Coltec Capital Trust issued your convertible preferred securities, Coltec Industries provided a guarantee of Coltec Capital Trust's obligations relating to your convertible preferred securities. We describe that Coltec Industries guarantee in "Your Convertible Preferred Securities" beginning on page 6 of this prospectus.

     When we complete the merger with Coltec Industries, we will sign a guarantee agreement. With that guarantee agreement, we will fully and unconditionally agree to pay, to the extent not paid by Coltec Capital Trust:

     - distributions on your convertible preferred securities to the extent that Coltec Capital Trust has funds available;

     - the amount payable upon the redemption of your convertible preferred securities to the extent that Coltec Capital Trust has funds available; and

     - amounts due upon a termination, dissolution or liquidation of Coltec Capital Trust to the extent that Coltec Capital Trust has funds available.

In addition, BFGoodrich will agree to pay or perform Coltec Industries' obligations under:

     - Coltec Industries' existing guarantee relating to your convertible preferred securities to the extent not paid or performed by Coltec Industries; and

     - the indenture governing Coltec Industries' convertible junior subordinated debentures to the extent not paid or performed by Coltec Industries.

     Our obligation under our guarantee will be subordinated to our senior debt that is currently outstanding or that we may incur in the future. Our guarantee does not guarantee payment of distributions or amounts payable on redemption or liquidation of your convertible preferred securities if Coltec Capital Trust does not have funds to make those payments.

     We have filed a form of our guarantee as an exhibit to the registration statement of which this prospectus is a part. We have not and will not receive any consideration for our guarantee. The Coltec Industries' existing guarantee described beginning on page 6 of this prospectus will not be affected by the merger and will remain in place.

     If Coltec Industries does not make interest payments on its convertible junior subordinated debentures, Coltec Capital Trust will not have sufficient funds to pay distributions on your convertible preferred securities. Our guarantee, like the Coltec Industries guarantee, will not cover Coltec Capital Trust's payment of distributions if Coltec Capital Trust does not have sufficient funds to pay those distributions. In that event, your remedy would be to require the property trustee to enforce its rights under the indenture relating to the convertible junior subordinated debentures.

     Our obligations under our guarantee will be subordinated in right of payment to all our senior debt that is currently outstanding or that we may incur in the future. As of December 31, 1998, our aggregate outstanding senior debt was approximately $1.07 billion, and as of February 26, 1999, our aggregate outstanding senior debt was approximately $1.10 billion. Neither the terms of the convertible junior subordinated debentures, Coltec Industries' guarantee, nor our guarantee will limit the amount of senior debt that we may incur.

     Our obligations under the guarantee of the obligations of Coltec Capital Trust and Coltec Industries will rank equal in right of payment to our obligations to pay under agreements we made when one of our subsidiaries issued preferred securities similar to your convertible preferred securities.

SUPPLEMENTAL INDENTURE

     As soon as we complete our merger with Coltec Industries, Coltec Industries will enter into a supplement to the indenture relating to Coltec Industries' convertible junior subordinated debentures to indicate specifically that the Coltec Industries' convertible junior subordinated debentures will thereafter be convertible into shares of BFGoodrich common stock instead of shares of Coltec Industries' common stock. The terms of the indenture relating to Coltec Industries' convertible junior subordinated debentures permit Coltec Industries to enter into that supplemental indenture without the consent of the holders of those debentures.

                                USE OF PROCEEDS

     Coltec Capital Trust received approximately $145.9 million in net proceeds when it issued your convertible preferred securities. We will issue the shares of BFGoodrich common stock offered by this prospectus when you convert your convertible preferred securities. We will not receive any net cash proceeds when we issue these shares of BFGoodrich common stock.

                        OUR TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for BFGoodrich common stock is The Bank of New York.

                YOUR ABILITY TO SELL YOUR CONVERTIBLE PREFERRED
                   SECURITIES OR THE BFGOODRICH COMMON STOCK

     As used in this prospectus, we intend the words you and your to apply to:

     - the record holders of your convertible preferred securities listed in this prospectus;

     - the beneficial owners of convertible preferred securities;

     - each of your transferees, pledgees, donees or other successors; and

     - the transferees, pledgees, donees or other successors of the beneficial owners.

     On April 14, 1998, Coltec Capital Trust issued your convertible preferred securities to Credit Suisse First Boston Corporation, Lehman Brothers Inc. and CIBC Oppenheimer Corp. Immediately after that, those original purchasers sold your convertible preferred securities in a transaction that was exempt from the registration requirements of the Securities Act of 1933. Those original purchasers sold your convertible preferred securities to persons they reasonably believed were either:

     - qualified institutional buyers, as that term is defined in Rule 144A under the Securities Act of 1933; or

     - institutional accredited investors, as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933.

On May 19, 1998, Coltec Industries and Coltec Capital Trust filed a registration statement on Form S-3 to register resales of your convertible preferred securities and the related Coltec Industries guarantee.

     You may, from time to time, decide to sell your convertible preferred securities. If you sell your convertible preferred securities, you will also sell your rights under the related guarantees by Coltec Industries and BFGoodrich as well as the right to convert your convertible preferred securities into shares of common stock of BFGoodrich. Therefore, to sell your convertible preferred securities, you will need to use:

     - a current prospectus supplement and prospectus relating to your convertible preferred securities; and

     - this prospectus, which relates to our guarantee and the BFGoodrich common stock into which you may convert your convertible preferred securities.

If you transfer your convertible preferred securities without using these documents, the purchaser must use a current prospectus supplement and prospectus of Coltec Industries and Coltec Capital Trust and this prospectus and a current prospectus supplement of BFGoodrich to sell their convertible preferred securities.

     The following table identifies the holders of the convertible preferred securities that have elected to include their convertible preferred securities in the registration statement on Form S-3 filed by Coltec Industries and Coltec Capital Trust, as well as the number of convertible preferred securities they owned as of January 8, 1999. These selling holders and The Bank of New York, as property trustee, have provided Coltec Industries with this information.

                                                                     NUMBER OF
                                                                    CONVERTIBLE
         HOLDERS WHO MAY SELL USING THIS PROSPECTUS             PREFERRED SECURITIES
         ------------------------------------------             --------------------
Lipper Convertibles, L.P....................................           291,500
Credit Suisse First Boston Corporation......................           155,000

                                                                     NUMBER OF
                                                                    CONVERTIBLE
         HOLDERS WHO MAY SELL USING THIS PROSPECTUS             PREFERRED SECURITIES
         ------------------------------------------             --------------------
Lord Abbett Bond Debenture Fund, Inc........................           150,000
Oppenheimer Convertible Securities Fund.....................           120,000
J.P. Morgan & Co. Inc.......................................           120,000
Deutsche Bank A.G. London...................................           100,000
The Northwestern Mutual Life Insurance Company..............            80,000
Van Kampen American Capital Harbor Fund.....................            76,900
Shriner's Hospitals for Children............................            60,000
KA Management Ltd...........................................            52,500
Lehman Brothers Inc.........................................            50,000
President & Fellows of Harvard College......................            50,000
Teachers Insurance and Annuity Association of America.......            50,000
Smith Barney Convertible Fund...............................            50,000
State of Oregon/SAIF Corporation............................            30,000
PRIM Board..................................................            29,000
The Concordia Retirement Plan of the Lutheran
  Church -- Missouri Synod..................................            28,000
The Class IC Company, Ltd...................................            22,500
Arkansas PERS...............................................            22,250
Castle Convertible Fund, Inc................................            22,000
Security Insurance Company of Hartford......................            20,000
Hatchbeam & Co..............................................            18,500
Carrigaholt Capital (Bermuda) L.P...........................            17,500
State of Delaware PERS......................................            15,500
Oxford Fund.................................................            15,000
Combined Insurance Company of America.......................            12,000
The Gabelli Convertible Securities Fund, Inc................            11,000
Capitol American Life Insurance Co. -- Convertible..........            10,500
American Travellers Life Insurance Co. -- Convertible.......            10,500
KA Trading LP...............................................            10,500
Associated Electric & Gas Insurance Services Limited........            10,000
Great American Reserve Insurance Co. -- Convertible.........            10,000
The Northern Trust Company..................................            10,000
Van Kampen American Capital Convertible Securities Fund.....             8,100
Cova Bond Debenture.........................................             7,000
ICI American Holdings Trust.................................             6,750
Zeneca Holdings Trust.......................................             6,750
Beneficial Standard Life Insurance Co. -- Convertible.......             6,000
Third Avenue High Yield Fund................................             5,000

                                                                     NUMBER OF
                                                                    CONVERTIBLE
         HOLDERS WHO MAY SELL USING THIS PROSPECTUS             PREFERRED SECURITIES
         ------------------------------------------             --------------------
ELF Aquitaine...............................................             3,000
The Connecticut Hospice, Inc................................             2,000
National Pen & Associates Profit Sharing Plan...............             2,000
Echlin Inc. Convertible.....................................             2,000
Eagle Asset Management......................................             1,500
D.S.U. Charitable Trust.....................................             1,400
Forest Alternative Strategies Fund II LP Series A-5I........             1,200
Children's Surgical Associates Inc Pen......................             1,000
Children's Surgical Associates PSP..........................             1,000
LLT Limited.................................................               900
Forest Alternative Strategies Fund II LP Series A-5M........               600
Ursuline Provincialate Eastern Province.....................               400
Marian Residence Fund.......................................               200
MFS Series Trust I -- MFS Convertible Securities Fund.......               100
                                                                     ---------
          Total.............................................         1,787,550
                                                                     =========

     None of the persons listed above currently has, and within the past three years none of them has had, any position, office or other material relationship with BFGoodrich, Coltec Industries or any predecessors or affiliates of BFGoodrich or Coltec Industries that would make them affiliates of those companies. Because you may use this prospectus to offer all or some portion of your convertible preferred securities, the convertible junior subordinated debentures or the BFGoodrich common stock that BFGoodrich will issue if you convert your convertible preferred securities, we cannot estimate the amount of the convertible preferred securities, the convertible junior subordinated debentures or the BFGoodrich common stock that you will own when the sales using this prospectus are completed. In addition, the persons listed above may have sold, transferred or otherwise disposed of all or a portion of their convertible preferred securities since the date on which they provided the information about their convertible preferred securities, in transactions exempt from the registration requirements of the Securities Act.

     BFGoodrich filed the registration statement of which this prospectus is a part as permitted by Rule 415 under the Securities Act of 1933 to give you the opportunity to sell your convertible preferred securities or the BFGoodrich common stock we issued to you when you convert your convertible preferred securities in public transactions rather than in transactions that are exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

     To take advantage of this opportunity to sell your convertible preferred securities, if you are not listed in the table above, you must notify BFGoodrich of your intention to sell your convertible preferred securities or your BFGoodrich common stock. You must also provide other information concerning yourself and the securities you intend to sell. The Securities Act of 1933 and the rules and regulations thereunder tell what other information you must provide. You are already required to give that notice and other information to Coltec Industries to be permitted to sell your convertible preferred securities. Your notification to Coltec Industries will be sufficient to notify us. You may not make any offer or sale using this prospectus until two things occur. First, you must give Coltec Industries notice that you intend to sell and provide the required information to Coltec Industries. Second, we must file a supplement to this prospectus or an amendment to the registration statement of which this prospectus is a part, and that prospectus supplement or amendment to the registration statement must become effective. That process could take several days to complete.

     We will from time to time supplement or amend the prospectus or the registration statement to add additional information concerning holders who may sell their convertible preferred securities or their BFGoodrich common stock using this prospectus. Each supplement to this prospectus will also disclose whether any holder who is selling using that supplement has, during the last three years before the date of that supplement:

     - held any position or office with us or any of our affiliates;

     - been employed by us or any of our affiliates; or

     - had any other material relationship with us or any of our affiliates.

     If that information is included in any previous supplement, it does not need to be repeated.

                              PLAN OF DISTRIBUTION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission with respect to the shares of BFGoodrich common stock that we will issue to you if you convert your convertible preferred securities. The registration statement also relates to our guarantee, as we have described in this prospectus, of amounts owed by Coltec Capital Trust and of the performance of Coltec Industries' obligations relating to your convertible preferred securities. This prospectus forms a part of that registration statement. We will use our reasonable best efforts to keep the registration statement effective until you may sell your convertible preferred securities without restriction. We have not engaged a broker, dealer or underwriter in connection with the offering of the BFGoodrich common stock described in this prospectus.

     You should consult your own tax advisors with respect to the U.S. and other tax consequences of converting your convertible preferred securities for shares of BFGoodrich common stock as described below. For more information, see "U.S. Income Tax Considerations" below.

                         U.S. INCOME TAX CONSIDERATIONS

     You should consider the following discussion of U.S. federal income taxes before you acquire convertible preferred securities or convert your convertible preferred securities for BFGoodrich common stock. The following discussion accurately summarizes the material U.S. federal income tax considerations that usually apply to you as a holder of convertible preferred securities. This discussion does not address all the federal income tax considerations that may be relevant to you. In addition, this discussion does not address the tax consequences of transactions in which you acquire your convertible preferred securities. Furthermore, this discussion does not address any foreign, state, or local tax considerations.

     WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSIDERATIONS THAT APPLY TO YOU.

     The laws, regulations, court decisions, and Internal Revenue Service rulings and regulations effective on the date of this prospectus form the basis of this discussion. This discussion is for general information only. No law, court decision, ruling or regulation directly addresses the tax consequences of the ownership of instruments and rights similar to the convertible preferred securities and the rights attached to those securities.

     For purposes of this discussion, a U.S. holder means a beneficial owner of convertible preferred securities or common stock that is, for purposes of U.S. federal income tax:

     - a citizen or resident of the U.S.;

     - a corporation, partnership, or other entity created or organized in or under the laws of the U.S. or of any political subdivision of the U.S.;

     - an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     - a trust if a court within the U.S. is able to exercise primary jurisdiction over its administration and at least one U.S. person has the authority to control all substantial decisions of the trust.

     We have neither sought nor obtained any advance income tax ruling regarding the tax consequences of any of the transactions we describe.

TAX CONSIDERATIONS THAT APPLY TO U.S. HOLDERS

     If you are a "U.S. holder" for income tax purposes and you hold your convertible preferred securities as capital assets, the following tax considerations will generally apply to you.

CONVERSION OF CONVERTIBLE PREFERRED SECURITIES INTO COMMON STOCK

     If you convert your convertible preferred securities into shares of BFGoodrich common stock, you will usually recognize a taxable gain or loss at that time. Your gain or loss will be equal to the difference between the fair market value of the shares of common stock you receive in the conversion and your basis in the convertible preferred securities that you convert. The gain or loss will usually be a capital gain or loss, except that you may recognize ordinary income with respect to any declared but unpaid dividends on the convertible preferred securities. A capital gain or loss will be a long-term capital gain or loss under current law if your holding period for the convertible preferred securities is more than one year at the time of the conversion. In the case of a shareholder who is an individual, the maximum marginal U.S. federal income tax rate applicable to that long-term capital gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income.

OWNERSHIP OF COMMON STOCK

Payment of Dividends on Common Stock

     Distributions you receive on the BFGoodrich common stock, other than some distributions of additional shares of common stock or rights to acquire additional shares of common stock, will be treated as ordinary dividend income to you to the extent that those distributions are considered to be paid to you out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Corporate shareholders may be entitled to a "dividends-received deduction" with respect to those dividends.

     To the extent that any such distribution exceeds our earnings and profits for a taxable year, that distribution will be treated, first, as a tax-free return of capital to you to the extent of your adjusted tax basis in BFGoodrich common stock. Thereafter, it will be treated as capital gain.

     Distributions of additional shares of BFGoodrich common stock, or rights to acquire additional shares of BFGoodrich common stock, that you receive as part of a pro rata distribution of those shares, or rights to acquire those shares, to all of our shareholders usually are not subject to U.S. federal income tax. The tax basis of those new shares or rights is usually determined by allocating your adjusted tax basis in the "old" shares of common stock between those "old" shares and the new shares or rights you receive based upon their relative fair market value on the date of the distribution.

Sale, Exchange or Retirement of Common Stock

     You will usually recognize gain or loss on a sale or other taxable disposition of the BFGoodrich common stock equal to the difference between the amount you realize on that sale or disposition and your adjusted tax basis in that common stock. That gain or loss will usually be capital gain or loss and will usually be considered long-term capital gain or loss if you have held that stock for more than one year immediately before that sale or disposition. If you are an individual, the maximum marginal U.S. federal income tax rate applicable to that gain will be lower than the maximum marginal U.S. federal income tax rate applicable to ordinary income if your holding period for that stock exceeds one year.

TAX CONSIDERATIONS THAT APPLY TO NON-U.S. HOLDERS

Conversion of Convertible Preferred Securities into Common Stock

     If you are a non-U.S. holder, any gain you realize on the conversion of your convertible preferred securities into BFGoodrich common stock usually will not be subject to a U.S. federal income or withholding tax unless:

     - that gain is connected with a trade or business you carried on within the U.S.; or if you are an individual, you are present in the U.S. for 183 days or more during the taxable year

     - in which you convert your convertible preferred securities and that gain is not otherwise offset by capital losses.

Payment of Dividends on Common Stock

     If you are a non-U.S. holder and you receive a dividend distribution with respect to the BFGoodrich common stock that you own, the gross amount of that dividend will be subject to U.S. federal withholding tax at a 30% or lower treaty rate.

Sale, Exchange or Retirement of Common Stock

     If you are a non-U.S. holder, any gain you realize on the sale or other taxable disposition of BFGoodrich common stock usually will not be subject to U.S. federal income or withholding tax unless:

     - that gain is effectively connected with a trade or business carried on within the U.S. by that holder; or

     - in the case of a non-U.S. holder who is an individual, that individual is present in the U.S. for 183 days or more during the taxable year in which that sale or disposition occurs and that gain is not otherwise offset by capital losses.

                                 LEGAL MATTERS

     The validity of the shares of BFGoodrich common stock to be issued from the conversion of your convertible preferred securities and the enforceability of our guarantee and the supplemental indenture are being passed upon by Nicholas J. Calise, Esquire, vice president, associate general counsel and secretary of BFGoodrich. As of March 19, 1999, Mr. Calise owned 13,617 shares of BFGoodrich common stock; had deferred receipt of 6,079 shares of BFGoodrich common stock under the BFGoodrich 1995-1997 Long Term Incentive Plan; had contingently credited to his account 2,671 phantom shares under the BFGoodrich 1998-2000 Long Term Incentive Plan, all of which may be forfeited; held options to purchase 87,100 shares of our common stock; and had credited to his account in BFGoodrich retirement plus savings plan approximately 5,808 shares of BFGoodrich common stock. In addition, Mr. Calise's wife owns 1,000 shares, although Mr. Calise disclaims beneficial ownership of these shares.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1998 as set forth in their report, which as to 1996 is based in part on the report of Deloitte & Touche LLP, independent auditors, and which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

     Arthur Andersen LLP, independent auditors, have audited Coltec Industries' consolidated financial statements and schedules included in its Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report which is incorporated in this prospectus by reference. Coltec Industries' consolidated financial statements are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register:

     - the shares of the BFGoodrich common stock that we will issue to you if you convert your convertible preferred securities; and

     - our guarantee, as described in this prospectus, of amounts owed by Coltec Capital Trust and of the performance of Coltec Industries' obligations relating to your convertible preferred securities.

This prospectus forms a part of that registration statement. The registration statement and the related exhibits contain additional relevant information. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information contained in the registration statement or in those exhibits.

     We and Coltec Industries file annual reports, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy those reports, statements or other information at the Securities and Exchange Commission's public reference rooms at the following locations:

Public Reference Room      New York Regional Office   Chicago Regional Office
450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
Room 1024                  Suite 1300                 500 West Madison Street
Washington, D.C. 20549.    New York, NY 10048         Suite 1400
                                                      Chicago, IL 60661-2511

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Securities and Exchange Commission's website at "http://www.sec.gov."

     In addition, you can inspect these filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Securities and Exchange Commission allows us to "incorporate by reference" information from other Securities and Exchange Commission filings with this prospectus. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We are incorporating by reference the information contained in the following Securities and Exchange Commission filings:

 BFGOODRICH SECURITIES AND EXCHANGE
 COMMISSION FILINGS (FILE NO. 1-892)   PERIOD OR DATE FILED
 -----------------------------------   --------------------
Annual Report on Form 10-K             Year ended:            - December 31, 1998
Current Reports on Form 8-K            Filed on:              - February 19, 1999; and
                                                              - February 25, 1999
Registration Statement on Form 8-A     Filed on:              - July 27, 1987
  (description of BFGoodrich common
  stock), including any amendment or
  report filed for the purpose of
  updating that description

COLTEC INDUSTRIES SECURITIES AND EXCHANGE
  COMMISSION FILINGS (FILE NO. 1-7568)     PERIOD OR DATE FILED
-----------------------------------------  --------------------
Annual Report on Form 10-K                 Year ended:            - December 31, 1998
Current Reports on Form 8-K                Filed on:              - January 25, 1999;
                                                                  - March 1, 1999;
                                                                  - March 4, 1999; and
                                                                  - March 16, 1999
Amendment No. 4 to Registration Statement  Filed on:              - August 17, 1998
  on Form S-3
(File No 333-52975)
(description of TIDES(SM))

     We are also incorporating by reference additional documents that we and Coltec Industries file with the Securities and Exchange Commission before the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the following address or telephone number:

                               Nicholas J. Calise
                            The B.F.Goodrich Company
                           4020 Kinross Lakes Parkway
                           Richfield, Ohio 44286-9368
                           Telephone: (330) 659-7600

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO CONVERT YOUR CONVERTIBLE PREFERRED SECURITIES OF COLTEC CAPITAL TRUST INTO BFGOODRICH COMMON STOCK. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO WHAT IS CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO CONVERT OR SELL OR TO ASK FOR OFFERS TO CONVERT OR BUY THE SECURITIES OFFERED BY THIS PROSPECTUS, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THOSE ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined statements of income for each of the three years ended December 31, 1996, 1997 and 1998 give effect to the merger with Coltec Industries, accounted for as a "pooling of interests." The unaudited pro forma condensed combined statements of income and the unaudited pro forma condensed combined balance sheet at December 31, 1998 give effect to the merger as though Coltec Industries had always been a part of BFGoodrich.

     The pro forma information is based on the historical consolidated financial statements of BFGoodrich and of Coltec Industries, under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma condensed combined financial statements.

     You should read the information shown below in conjunction with the consolidated historical financial statements of BFGoodrich and of Coltec Industries, including the respective notes to those financial statements, which are incorporated by reference in this prospectus. We have presented the pro forma data for comparative purposes only. They are not necessarily indicative of the results of operations or of the financial position that would have occurred had the merger been completed during the periods or as of the date for which the pro forma data are presented, and they are not necessarily indicative of BFGoodrich's future results of operations or financial position.

     Pro forma per share amounts for the combined BFGoodrich and Coltec Industries entity are based on the exchange ratio of 0.56 of a share of BFGoodrich common stock for each share of Coltec Industries common stock.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1998
                             (DOLLARS IN MILLIONS)

     The following unaudited pro forma condensed combined balance sheet as of December 31, 1998 is presented to show the impact of the proposed merger on BFGoodrich's historical financial condition. The merger has been reflected under the "pooling of interests" method of accounting.

                                                COLTEC       PRO FORMA               PRO FORMA
                                BFGOODRICH    INDUSTRIES    ADJUSTMENTS              COMBINED
                                ----------    ----------    -----------              ---------
ASSETS
Current Assets
  Cash and cash equivalents...   $   31.7      $   21.8       $                      $   53.5
  Accounts and notes
     receivable, net..........      629.0         148.2                                 777.2
  Inventories.................      772.5         236.0                               1,008.5
  Deferred income taxes.......      142.1          20.5                                 162.6
  Prepaid expenses and other
     assets...................       39.2          15.6                                  54.8
                                 --------      --------       -------                --------
          Total current
            assets............    1,614.5         442.1            --                 2,056.6
                                 --------      --------       -------                --------
Property......................    1,255.9         306.6            --                 1,562.5
Deferred income taxes.........       39.7            --            --                    39.7
Prepaid pensions..............      148.0            --          45.3     4(c)          193.3
Goodwill......................      771.0         214.6                                 985.6
Identifiable intangible
  assets......................      112.4            --                                 112.4
Other assets..................      251.1          92.3                                 343.4
                                 --------      --------       -------                --------
                                 $4,192.6      $1,055.6       $  45.3                $5,293.5
                                 ========      ========       =======                ========

See notes to unaudited pro forma condensed combined financial statements beginning on page F-7.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               DECEMBER 31, 1998
                             (DOLLARS IN MILLIONS)
                                  (CONTINUED)

                                                COLTEC       PRO FORMA               PRO FORMA
                                BFGOODRICH    INDUSTRIES    ADJUSTMENTS              COMBINED
                                ----------    ----------    -----------              ---------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Current Liabilities
  Short-term bank debt........   $  144.1      $     --       $                      $  144.1
  Accounts payable............      364.4          96.6                                 461.0
  Accrued expenses............      420.1         171.1                                 591.2
  Income taxes payable........       59.4            --                                  59.4
  Current maturities of
     long-term debt and
     capital lease
     obligations..............        2.8           5.1                                   7.9
                                 --------      --------                              --------
          Total current
            liabilities.......      990.8         272.8            --                 1,263.6
                                 --------      --------       -------                --------
Long-term debt and capital
  lease obligations...........      995.2         577.5                               1,572.7
Pension obligations...........       43.6            --          33.0     4(c)           76.6
Postretirement benefits other
  than pensions...............      338.1           5.9                                 344.0
Other non-current
  liabilities.................      101.7         214.5          12.3     4(c)          328.5
Deferred income taxes.........         --         139.9                                 139.9
Mandatorily redeemable
  preferred securities of
  trusts......................      123.6         145.3                                 268.9
Shareholders' Equity
  Common stock................      381.1           0.7         175.9     4(a)          557.7
  Additional capital..........      543.7         643.6        (303.8)    4(a)(b)       883.5
  Income retained in the
     business.................      736.8        (795.3)                                (58.5)
  Accumulated other
     comprehensive income.....        3.6         (18.7)                                (15.1)
  Common stock held in
     treasury, at cost........      (65.6)       (127.9)        127.9     4(b)          (65.6)
  Unearned compensation.......         --          (2.7)                                 (2.7)
                                 --------      --------       -------                --------
          Total Shareholders'
            Equity............    1,599.6        (300.3)           --                 1,299.3
                                 --------      --------       -------                --------
                                 $4,192.6      $1,055.6       $  45.3                $5,293.5
                                 ========      ========       =======                ========

See notes to unaudited pro forma condensed combined financial statements beginning on page F-7.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma condensed combined statements of income are presented to show the impact of the proposed merger on BFGoodrich's historical results of operations. These statements assume that the companies had been combined for each period presented.

                                                      COLTEC       PRO FORMA     PRO FORMA
                                      BFGOODRICH    INDUSTRIES    ADJUSTMENTS    COMBINED
                                      ----------    ----------    -----------    ---------
Sales...............................   $3,950.8      $1,504.1      $     --      $5,454.9
Operating costs and expenses:
  Cost of sales.....................    2,853.1       1,080.8                     3,933.9
  Selling and administrative
     costs..........................      610.4         235.2            --         845.6
  Restructuring costs and asset
     impairment.....................       10.5            --            --          10.5
                                       --------      --------      --------      --------
                                        3,474.0       1,316.0            --       4,790.0
                                       --------      --------      --------      --------
Operating income....................      476.8         188.1            --         664.9
Interest expense....................      (79.0)        (54.3)           --        (133.3)
Interest income.....................        5.2           0.9            --           6.1
Other income (expense) -- net.......      (18.1)         56.2            --          38.1
                                       --------      --------      --------      --------
Income from continuing operations
  before income taxes and trust
  distributions.....................      384.9         190.9            --         575.8
Income tax expense..................     (146.3)        (64.9)           --        (211.2)
Distributions on trust preferred
  securities........................      (10.5)         (3.7)           --         (14.2)
                                       --------      --------      --------      --------
Income from continuing operations...      228.1         122.3            --         350.4
Income (loss) from discontinued
  operations -- net of taxes........       (1.6)           --            --          (1.6)
                                       --------      --------      --------      --------
Income before extraordinary item....      226.5         122.3            --         348.8
Extraordinary item -- net of tax....         --          (4.3)           --          (4.3)
                                       --------      --------      --------      --------
Net income..........................   $  226.5      $  118.0      $     --      $  344.5
                                       ========      ========      ========      ========
Basic earnings per share:
  Continuing operations.............   $   3.09      $   1.88      $     --      $   3.18
  Discontinued operations...........      (0.02)           --            --         (0.01)
  Extraordinary item................         --         (0.07)           --         (0.04)
                                       --------      --------      --------      --------
  Net income........................   $   3.07      $   1.81      $     --      $   3.13
                                       ========      ========      ========      ========
Diluted earnings per share:
  Continuing operations.............   $   3.04      $   1.81      $     --      $   3.08
  Discontinued operations...........      (0.02)           --            --         (0.01)
  Extraordinary item................         --         (0.06)           --         (0.04)
                                       --------      --------      --------      --------
  Net income........................   $   3.02      $   1.75      $     --      $   3.03
                                       ========      ========      ========      ========
Weighted average number of common
  and common equivalent shares
  outstanding -- in millions
     Basic..........................       73.7          65.1            --         110.2
     Diluted........................       75.0          69.4            --         113.9

See notes to unaudited pro forma condensed combined financial statements beginning on page F-7.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      COLTEC       PRO FORMA     PRO FORMA
                                      BFGOODRICH    INDUSTRIES    ADJUSTMENTS    COMBINED
                                      ----------    ----------    -----------    ---------
Sales...............................   $3,373.0      $1,314.9      $     --      $4,687.9
Operating costs and expenses:
  Cost of sales.....................    2,454.7         898.3            --       3,353.0
  Charge for MD-90 contract.........       35.2            --            --          35.2
  Selling and administrative
     costs..........................      556.0         218.8            --         774.8
  Merger-related costs..............       77.0            --            --          77.0
                                       --------      --------      --------      --------
                                        3,122.9       1,117.1            --       4,240.0
                                       --------      --------      --------      --------
Operating income....................      250.1         197.8            --         447.9
Interest expense....................      (73.0)        (54.6)           --        (127.6)
Interest income.....................       12.0            .6            --          12.6
Gain on issuance of subsidiary
  stock.............................       13.7            --            --          13.7
Other income (expense) -- net.......       15.0            --            --          15.0
                                       --------      --------      --------      --------
Income from continuing operations
  before income taxes and trust
  distributions.....................      217.8         143.8            --         361.6
Income tax expense..................      (94.1)        (48.9)           --        (143.0)
Distributions on trust preferred
  securities........................      (10.5)           --            --         (10.5)
                                       --------      --------      --------      --------
Income from continuing operations...      113.2          94.9            --         208.1
Income from discontinued
  operations -- net of taxes........       84.3            --            --          84.3
                                       --------      --------      --------      --------
Income before extraordinary item....      197.5          94.9            --         292.4
Extraordinary item -- net of tax....      (19.3)           --            --         (19.3)
                                       --------      --------      --------      --------
Net income..........................   $  178.2      $   94.9      $     --      $  273.1
                                       ========      ========      ========      ========
Basic earnings per share:
  Continuing operations.............   $   1.59      $   1.44      $     --      $   1.93
  Discontinued operations...........       1.19            --            --          0.78
  Extraordinary item................      (0.27)           --            --         (0.18)
                                       --------      --------      --------      --------
  Net income........................   $   2.51      $   1.44      $     --      $   2.53
                                       ========      ========      ========      ========
Diluted earnings per share:
  Continuing operations.............   $   1.53      $   1.42      $     --      $   1.86
  Discontinued operations...........       1.13            --            --          0.75
  Extraordinary item................      (0.25)     $     --            --         (0.17)
                                       --------      --------      --------      --------
  Net income........................   $   2.41      $   1.42      $     --      $   2.44
                                       ========      ========      ========      ========
Weighted average number of common
  and common equivalent shares
  outstanding -- in millions
     Basic..........................       71.0          65.9            --         107.9
     Diluted........................       74.6          66.9            --         112.1

See notes to unaudited pro forma condensed combined financial statements beginning on page F-7.

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                      COLTEC       PRO FORMA     PRO FORMA
                                      BFGOODRICH    INDUSTRIES    ADJUSTMENTS    COMBINED
                                      ----------    ----------    -----------    ---------
Sales...............................   $2,845.8      $1,159.7      $     --      $4,005.5
Operating costs and expenses:
  Cost of sales.....................    2,042.5         811.1            --       2,853.6
  Selling and administrative
     costs..........................      481.8         191.0            --         672.8
  Restructuring costs and asset
     impairment.....................       11.2            --            --          11.2
                                       --------      --------      --------      --------
                                        2,535.5       1,002.1            --       3,537.6
                                       --------      --------      --------      --------
Operating income....................      310.3         157.6            --         467.9
Interest expense....................      (89.3)        (76.2)           --        (165.5)
Interest income.....................        4.2           1.3            --           5.5
Other income (expense) -- net.......      (30.8)           --            --         (30.8)
                                       --------      --------      --------      --------
Income from continuing operations
  before income taxes and trust
  distributions.....................      194.4          82.7            --         277.1
Income tax expense..................      (68.4)        (28.1)           --         (96.5)
Distributions on trust preferred
  securities........................      (10.5)           --            --         (10.5)
                                       --------      --------      --------      --------
Income from continuing operations...      115.5          54.6            --         170.1
Income from discontinued
  operations -- net of taxes........       58.4          57.1            --         115.5
                                       --------      --------      --------      --------
Income before extraordinary item....      173.9         111.7            --         285.6
Extraordinary item -- net of tax....         --         (30.6)           --         (30.6)
                                       --------      --------      --------      --------
Net income..........................   $  173.9      $   81.1      $     --      $  255.0
                                       ========      ========      ========      ========
Basic earnings per share:
  Continuing operations.............   $   1.74      $   0.79      $     --      $   1.62
  Discontinued operations...........       0.87          0.83            --          1.09
  Extraordinary item................         --         (0.44)           --         (0.29)
                                       --------      --------      --------      --------
  Net income........................   $   2.61      $   1.18      $     --      $   2.42
                                       ========      ========      ========      ========
Diluted earnings per share:
  Continuing operations.............   $   1.65      $   0.79      $     --      $   1.57
  Discontinued operations...........       0.83          0.82            --          1.05
  Extraordinary item................         --         (0.44)           --         (0.28)
                                       --------      --------      --------      --------
  Net income........................   $   2.48      $   1.17      $     --      $   2.34
                                       ========      ========      ========      ========
Weighted average number of common
  and common equivalent shares
  outstanding -- in millions
     Basic..........................       66.6          69.1            --         105.3
     Diluted........................       70.9          69.4            --         109.8

See notes to unaudited pro forma condensed combined financial statements beginning on page F-7.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The unaudited pro forma condensed combined statements of income for each of the three years in the period ended December 31, 1998 and the unaudited pro forma condensed combined balance sheet at December 31, 1998 give effect to the merger as though Coltec Industries had always been a part of BFGoodrich.

     We have presented the unaudited pro forma condensed combined financial statements for comparative purposes only. They are not necessarily indicative of the results of operations or of the financial position that would have occurred had the merger been completed during the periods or as of the date for which the pro forma data are presented. They are also not necessarily indicative of BFGoodrich's future results of operations or financial position.

     We have included certain reclassifications in the unaudited pro forma condensed combined balance sheet and statements of income to conform statement presentations to those expected to be used by BFGoodrich after the merger.

2. CONFORMITY OF ACCOUNTING POLICIES

     We are still in the process of reviewing our respective accounting policies to determine if they are consistent or if they need to be conformed. As a result of this review, we might need to restate either Coltec Industries' or BFGoodrich's financial statements to conform to those accounting policies that are most appropriate. We have not included any restatements of prior periods in the unaudited pro forma condensed combined financial statements. At this time, we do not expect that conforming such accounting policies will have a material impact on the unaudited pro forma condensed combined financial statements. We will make any restatements, if appropriate, upon completion of this review process.

3. MERGER-RELATED AND CONSOLIDATION EXPENSES

     The unaudited pro forma condensed combined financial statements do not include any merger-related and consolidation expenses which we expect to incur in connection with completing the merger and integrating the operations of BFGoodrich and Coltec Industries. It is not possible to determine the actual amount of these costs and expenses until the related operational and transitional plans are complete. These costs and expenses relate to professional and registration fees; employee benefit-related costs such as severance, relocation and retention incentives; facility consolidations; and satisfaction of contractual obligations. Most of these costs and expenses will be incurred to eliminate duplicate facilities and excess capacity in the combined BFGoodrich operations. We cannot determine the exact timing of these charges at this time. They are dependent on the completion of the necessary plans.

     In connection with the merger, the managements of BFGoodrich and Coltec Industries estimate that BFGoodrich will incur a one-time charge for merger-related and consolidation expenses at the effective date of the merger that is expected to be material. Other merger-related transaction costs include investment banking fees, registration and listing fees, and various accounting, legal and other related costs.

4. PRO FORMA ADJUSTMENTS

     Pro forma adjustments to reflect the effect of the merger on the unaudited pro forma condensed combined balance sheet at December 31, 1998 are as follows:

        a. Common stock increased by $175.9 million to record the BFGoodrich common stock issued in the merger. That increase is calculated by multiplying the 63.1 million shares of Coltec Industries common stock outstanding by the exchange ratio of 0.56 and the par value of BFGoodrich common stock of $5 per share, reduced by $0.7 million to record the retirement of Coltec Industries common stock.

        b. Combined additional capital is adjusted for the effects of pro forma adjustment a. above, and for the retirement of Coltec Industries treasury shares.

        c. Coltec Industries' pension obligations are reclassified in accordance with BFGoodrich's presentation.

        d. For purposes of the pro forma information and references to the shares to be issued by BFGoodrich in the merger, we have not included the 14,000,000 shares of BFGoodrich common stock to be issued in the merger in exchange for the 25,000,000 shares of Coltec Industries common stock currently owned by a subsidiary of Coltec Industries.

             ------------------------------------------------------
             ------------------------------------------------------

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                THE B.F.GOODRICH
                                    COMPANY

                          COMMON STOCK TO BE ISSUED ON
                           CONVERSION OF CONVERTIBLE
                                   PREFERRED
                       SECURITIES OF COLTEC CAPITAL TRUST

                            GUARANTEE OF OBLIGATIONS
                                  RELATING TO
                          5 1/4% CONVERTIBLE PREFERRED
                                   SECURITIES
                         TERM INCOME DEFERRABLE EQUITY
                            SECURITIES (TIDES)(SM*)
                            OF COLTEC CAPITAL TRUST
                              -------------------

                                   PROSPECTUS
                              -------------------

                                 APRIL   , 1999
* The terms Term Income Deferrable Equity Securities (TIDES)(SM) and TIDES(SM) are registered servicemarks of Credit Suisse First Boston Corporation.
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses to be paid by BFGoodrich in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for amounts of filing and listing fees.

Securities and Exchange Commission registration fee.........  $27,835
New York Stock Exchange listing fee.........................   22,150
Trustee fees................................................
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing, EDGAR formatting and mailing expenses.............
Miscellaneous...............................................
                                                              -------
          Total.............................................  $
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under our certificate of incorporation no member of our board of directors shall have any personal liability to BFGoodrich or its shareholders for damages for any breach of duty in such capacity, provided that such liability shall not be limited if a judgment or other final adjudication adverse to the director establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which he or she was not legally entitled or that the director's acts violated section 719 of the New York Business Corporation Law ("NYBCL") (generally relating to the improper declaration of dividends, improper purchases of shares, improper distribution of assets after dissolution, or making any improper loans to directors contrary to specified statutory provisions). Reference is made to Article TWELFTH of our certificate of incorporation filed as Exhibit 3(A) to our Annual Report on Form 10-K for the year ended December 31, 1988.

     Under our bylaws, any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he, his testator or intestate is or was a director or officer of BFGoodrich or served any other corporation in any capacity at the request of BFGoodrich shall be indemnified by BFGoodrich to the extent and in a manner permissible under the laws of the State of New York.

     In addition, our bylaws provide indemnification for directors and officers where they are acting on behalf of BFGoodrich where the final judgment does not establish that the director or officer acted in bad faith or was deliberately dishonest, were material to the cause of action so adjudicated, or gained a financial profit or other advantage to which he was not legally entitled. Our bylaws provide that the indemnification rights shall be deemed to be "contract rights" and continue after a person ceases to be a director or officer, or after rescission or modification of our bylaws with respect to prior occurring events. They also provide directors and officers with the benefit of any additional indemnification which may be permitted by later amendment to the NYBCL. Our bylaws further provide for advancement of expenses and specify procedures in seeking and obtaining indemnification. Our bylaws permit BFGoodrich to maintain insurance, at its own expense, to indemnify its directors and officers. Reference is made to Article VI of our bylaws filed as Exhibit 3(B) to our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     The company has insurance to indemnify its directors and officers, within the limits of our insurance policies, for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

     Reference is made to Sections 721-726 of the NYBCL, which are summarized below.

     Section 721 of the NYBCL provides that indemnification pursuant to the NYBCL shall not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any civil or criminal action, other than a derivative action, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to derivative actions, Section 722(c) of the NYBCL provides that a director or officer may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense or settlement of such action, or any appeal therein, if such director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation and that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

     Section 723 of the NYBCL specifies the manner in which payment of such indemnification may be authorized by a corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. If the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in such Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the NYBCL).

     Section 724 of the NYBCL provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including a provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

     Section 725 of the NYBCL contains other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled thereto.

     Section 726 of the NYBCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

     We have purchased liability insurance for our officers and directors as permitted by the NYBCL.

     In the guarantee agreement, we have guaranteed Coltec Industries' obligation to indemnify the Coltec Capital Trust trustees for, and to hold the trustees harmless against, any loss, liability or expense incurred without negligence or bad faith on their part, arising out of or in connection with the acceptance or administration of the Coltec Capital Trust declaration of trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

ITEM 16. EXHIBITS.

     The following is a list of exhibits included in this registration statement. The registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request. Items marked with an asterisk are filed herewith.

 2.1   Agreement and Plan of Merger, dated as of November 22, 1998, among The B.F.Goodrich Company, Runway Acquisition
       Corporation and Coltec Industries Inc, is incorporated by
       reference to Exhibit 2.1 to BFGoodrich's Registration
       Statement on Form S-4, File No. 333-74067.
 3.1   Certificate of incorporation, as amended, of The
       B.F.Goodrich Company, is incorporated by reference to
       Exhibit 3(A) to the B.F.Goodrich Form 10-K for the year
       ended December 31, 1998.
 3.2   The bylaws, as amended, of The B.F.Goodrich Company are
       incorporated by reference to Exhibit 3(B) of B.F.Goodrich's
       Form 10-Q for the quarter ended March 31, 1998.
 4.1   See Exhibits 3.1 and 3.2 for provisions of the certificate of incorporation and bylaws of The B.F. Goodrich Company
       defining the rights of holders of common stock of The B.F.
       Goodrich Company.
 4.2   Rights Agreement dated as of June 2, 1997, between the
       Company and The Bank of New York, as Rights Agent, is
       incorporated by reference to Exhibit 1 to BFGoodrich's
       Registration Statement on Form 8-A, File No. 001-00892.
 4.3   Form of Guarantee Agreement, dated as of April   , 1999,
       between The B.F.Goodrich Company and The Bank of New York, as trustee.
 4.4   Form of Supplemental Indenture, dated as of April   , 1999,
       between The B.F.Goodrich Company and The Bank of New York, as trustee.
 5.1*  Opinion of Nicholas J. Calise, Esquire, vice president, associate general counsel and secretary of BFGoodrich, as to the validity of the shares and the enforceability of the
       guarantee and the supplemental indenture.
23.1*  Consent of Ernst & Young LLP.
23.2*  Consent of Deloitte & Touche LLP.
23.3*  Consent of Arthur Andersen LLP.
23.4*  Consent of Nicholas J. Calise (included in Exhibit 5.1).

24.1*  Power of Attorney.
24.2*  Power of Attorney.
25     Statement of Eligibility of The Bank of New York under the
       Trust Indenture Act of 1939, as amended, on Form T-1 in its capacity as Guarantee Trustee.

* Items marked with an asterisk are filed herewith.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Akron, Ohio on this 24th day of March, 1999.

                                       THE B.F.GOODRICH COMPANY

                                       By: /s/     TERRENCE G. LINNERT
                                           -------------------------------------
                                           Terrence G. Linnert
                                           Senior Vice President and
                                           General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 24th day of March, 1999.

                      SIGNATURE                                        TITLE
                      ---------                                        -----

/s/ DAVID L. BURNER                                      Chairman, Chief Executive
-----------------------------------------------------    Officer, President and Director
David L. Burner                                          (Principal Executive Officer)

/s/ LAURENCE A. CHAPMAN                                  Senior Vice President, Chief
-----------------------------------------------------    Financial Officer (Principal
Laurence A. Chapman                                      Financial Officer)

/s/ ROBERT D. KONEY, JR.                                 Vice President and Controller
-----------------------------------------------------    (Principal Accounting Officer)
Robert D. Koney, Jr.

/s/ JEANNETTE GRASSELLI BROWN                            Director
-----------------------------------------------------
Jeannette Grasselli Brown

/s/ DIANE C. CREEL                                       Director
-----------------------------------------------------
Diane C. Creel

/s/ GEORGE A. DAVIDSON, JR.                              Director
-----------------------------------------------------
George A. Davidson, Jr.

/s/ JAMES J. GLASSER                                     Director
-----------------------------------------------------
James J. Glasser

/s/ JODIE K. GLORE                                       Director
-----------------------------------------------------
Jodie K. Glore

/s/ DOUGLAS E. OLESEN                                    Director
-----------------------------------------------------
Douglas E. Olesen

/s/ RICHARD DE J. OSBORNE                                Director
-----------------------------------------------------
Richard de J. Osborne

                      SIGNATURE                                        TITLE
                      ---------                                        -----
/s/ ALFRED M. RANKIN, JR.                                Director
-----------------------------------------------------
Alfred M. Rankin, Jr.

/s/ ROBERT H. RAU                                        Director
-----------------------------------------------------
Robert H. Rau

/s/ JAMES R. WILSON                                      Director
-----------------------------------------------------
James R. Wilson

/s/ A. THOMAS YOUNG                                      Director
-----------------------------------------------------
A. Thomas Young

     * The undersigned, as attorney-in-fact, does hereby sign this registration statement on behalf of each of the officers and directors indicated above.

                                   By: /s/ TERRENCE G. LINNERT
                                       -----------------------------------------
                                       Terrence G. Linnert

                                 EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  2.1      Agreement and Plan of Merger, dated as of November 22, 1998, among The B.F.Goodrich Company, Runway Acquisition
           Corporation and Coltec Industries Inc, is incorporated by
           reference to Exhibit 2.1 to BFGoodrich's Registration
           Statement on Form S-4, File No. 333-74067.
  3.1      Certificate of incorporation, as amended, of The
           B.F.Goodrich Company, is incorporated by reference to
           Exhibit 3(A) to the B.F.Goodrich Form 10-K for the year
           ended December 31, 1998.
  3.2      The bylaws, as amended, of The B.F.Goodrich Company are
           incorporated by reference to Exhibit 3(B) of B.F.Goodrich's
           Form 10-Q for the quarter ended March 31, 1998.
  4.1      See Exhibits 3.1 and 3.2 for provisions of the certificate of incorporation and Bylaws of The B.F. Goodrich Company
           defining the rights of holders of common stock of The B.F.
           Goodrich Company.
  4.2      Rights Agreement dated as of June 2, 1997, between the
           Company and The Bank of New York, as Rights Agent, is
           incorporated by reference to Exhibit 1 to BFGoodrich's
           Registration Statement, File No. 001-00892.
  4.3      Form of Guarantee Agreement, dated as of April   , 1999,
           between The B.F.Goodrich Company and The Bank of New York, as trustee.
  4.4      Form of Supplemental Indenture, dated as of April   , 1999,
           between The B.F.Goodrich Company and The Bank of New York, as trustee.
  5.1*     Opinion of Nicholas J. Calise, Esquire, vice president,
           associate general counsel and secretary of BFGoodrich, as to the validity of the shares and the enforceability of the
           guarantee and the supplemental indenture.
 23.1*     Consent of Ernst & Young LLP.
 23.2*     Consent of Deloitte & Touche LLP.
 23.3*     Consent of Arthur Andersen LLP.
 23.4*     Consent of Nicholas J. Calise (included in Exhibit 5.1)
 24.1*     Power of Attorney.
 24.2*     Power of Attorney.
 25        Statement of Eligibility of The Bank of New York under the
           Trust Indenture Act of 1939, as amended on Form T-1 in its capacity as Guarantee Trustee.

---------------

* Items marked with an asterisk are filed herewith.